                                                                       EXHIBIT 1


                            STOCK PURCHASE AGREEMENT

                                     Among

                 LDM Technologies, Inc., a Michigan corporation
                                   ("Buyer")

                                      And

               The Various Stockholders of Kenco Plastics, Inc., a Michigan corporation, and Kenco Plastics, Inc., a Kentucky corporation ("Sellers")

                                      And

                  Narens Design & Engineering Co., a Michigan
                              corporation ("NDE")


                               September 30, 1997

                               TABLE OF CONTENTS


1.   Definitions

2.   Purchase and Sale of Target Shares
     (a)  Basic Transaction
     (b)  Purchase Price
     (c)  The Closing
     (d)  Deliveries at the Closing
     (e)  Determination of Closing Balance Sheet Net Book Value

3.   Representations and Warranties Concerning the Transaction
     (a)  Representations and Warranties of the Sellers and NDE
     (b)  Representations and Warranties of the Buyer

4.   Representations and Warranties Concerning the Target
     (a)  Organization, Qualification, and Corporate Power
     (b)  Capitalization
     (c)  Noncontravention
     (d)  Brokers' Fees
     (e)  Title to Assets
     (f)  Subsidiaries
     (g)  Financial Statements
     (h)  Events Subsequent to Most Recent Fiscal Year End
     (i)  Undisclosed Liabilities
     (j)  Legal Compliance
     (k)  Tax Matters
     (l)  Real Property
     (m)  Intellectual Property

     (n)  Tangible Assets
     (o)  Inventory
     (p)  Contracts
     (q)  Notes and Accounts Receivable
     (r)  Powers of Attorney
     (s)  Insurance
     (t)  Litigation
     (u)  Product Warranty
     (v)  Product Liability
     (w)  Employees
     (x)  Employee Benefits
     (y)  Guaranties
     (z)  Environment, Health, and Safety Matters
     (aa) Certain Business Relationships with the Target
     (bb) Disclosure

5.   Pre-Closing Covenants
     (a)  General
     (b)  Notices and Consents
     (c)  Operation of Business
     (d)  Preservation of Business
     (e)  Full Access
     (f)  Notice of Developments
     (g)  Exclusivity

6.   Post-Closing Covenants
     (a)  General
     (b)  Litigation Support
     (c)  Transition

     (d)  Confidentiality
     (e)  Sellers' Access to Information After the Closing

7.   Conditions to Obligation to Close
     (a)  Conditions to Obligation of the Buyer
     (b)  Conditions to Obligation of the Sellers

8.   Indemnification
     (a)  Indemnification by Sellers
     (b)  Indemnification by Buyer
     (c)  Environmental Indemnification
     (d)  Indemnification Procedures
     (e)  Disclosure of Knowledge of Incorrect Representations
     (f)  Survival of Representations and Warranties
     (g)  Exclusion of Other Representations
     (h)  Limitation and Conditions Applicable to Buyer
     (i)  Limitations Applicable to all Parties
     (j)  Remedies Exclusive
     (k)  Adjustment to Purchase Price

9.   Tax Matters
     (a)  Section 33(h)(10) Election
     (b)  Tax Periods Ending on or Before the Closing Date
     (c)  Tax Periods Beginning Before and Ending After the Closing Date
     (d)  Cooperation on Tax Matters
     (e)  Tax Sharing Agreements
     (f)  Certain Taxes
     (g)  Allocation of Purchase Price

10.  Termination
     (a)  Termination of Agreement
     (b)  Effect of Termination

11.  Miscellaneous
     (a)  Nature of Certain Obligations
     (b)  Press Releases and Public Announcements
     (c)  No Third-Party Beneficiaries
     (d)  Entire Agreement
     (e)  Succession and Assignment
     (f)  Counterparts and Facsimiles
     (g)  Headings
     (h)  Notices
     (i)  Governing Law
     (j)  Amendments and Waivers
     (k)  Severability
     (l)  Expenses
     (m)  Construction
     (n)  Incorporation of Exhibits, Annexes, and Schedules
     (o)  Paying Agent
     (p)  Specific Performance
     (q)  Submission to Jurisdiction

Exhibit A - List of Equipment to be Purchased by Target
Exhibit B - March 31, 1997 Balance Sheet
Exhibit C-1 and C-2 - Sales Representation Agreements
Exhibit D - Individuals to be Hired
Exhibit E - Form of Opinion of Counsel to the Buyer
Exhibit F - Form of Opinion of Counsel to the Sellers

Exhibits G-1 to G-5 - Real Estate Leases
Exhibit G-6 - Real Property Sublease
Exhibit H - James Narens Employment Agreement
Exhibit I - Form Employment Agreement for Individuals listed on Exhibit D Disclosure Schedule - Exceptions to Representations and Warranties Concerning the Target

                                                                 EXECUTION DRAFT
                                                                         9/30/97

                           STOCK PURCHASE AGREEMENT

     This Agreement is entered into as of September 30, 1997, by and among LDM Technologies, Inc, a Michigan corporation (the "Buyer"), the parties indicated as "Stockholders" on the signature pages of this Agreement (individually a "Seller" and collectively the "Sellers"), and Narens Design & Engineering Co., a Michigan corporation ("NDE"). The Buyer, the Sellers and NDE are referred to collectively herein as the "Parties."

     RECITALS:

A. The Sellers in the aggregate own all of the outstanding capital stock of Kenco Plastics, Inc., a Michigan corporation ("Kenco Michigan"), and of Kenco Plastics, Inc., a Kentucky corporation ("Kenco Kentucky") (collectively the "Target").

B. This Agreement contemplates a transaction in which (i) the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Target in return for cash, and (ii) the Buyer will purchase from NDE, and NDE will sell to the Buyer, substantially all of NDE's operating assets in return for cash.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1. Definitions.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses. Notwithstanding the foregoing definition, when used with reference to amounts recoverable as the result of any breach of a representation, warranty or covenant contained in this Agreement or any other document or agreement to be delivered hereunder, "Adverse Consequences" shall not include amounts recoverable solely as lost profits or punitive damages.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Buyer" has the meaning set forth in the preface above.

     "Cleanup Activity" means any environmental site assessment, study, analytical work, cure, fines, penalties or costs associated with any consent decree or administrative order, investigation, remediation, monitoring, or other action related to Hazardous Substances or Hazardous Materials required under the Environmental, Health, and Safety Requirements.

     "Closing" has the meaning set forth in Section 2(c) below.

     "Closing Date" has the meaning set forth in Section 2(c) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

     "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

     "Disclosure Schedule" has the meaning set forth in Section 4 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental, Health, and Safety Requirements" shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all applicable judicial and administrative orders and determinations, and all contractual obligations of or relating to Target concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

     "Environmental Liabilities" means any and all Adverse Consequences, including but not limited to reasonable legal, accounting, consulting, engineering and other expenses, arising out of, relating to, or resulting from, the presence, generation, use, handling, transport, recycling, reclamation, disposal, treatment, storage, or Release of any Hazardous Substances or Hazardous Materials or the failure or alleged failure to comply with any Environmental, Health, and Safety Requirements.

     "Equipment" means the new equipment as shown on Exhibit A to be purchased by the Target and proposed to be financed through Banc One.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Financial Debt" means any interest bearing debt of the Target other than amounts due in the future attributable to equipment leases or for the purchase of Equipment.

     "Financial Statement" has the meaning set forth in Section 4(g) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Hazardous Substances" or "Hazardous Materials" include (i) oil or other petroleum products, (ii) "hazardous wastes" as defined by the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. Section 6901 et seq., or any similar applicable state or local law, regulation, ordinance, or order, (iii) "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, 42 U.S.C. Section 9601 et seq., or any similar applicable state or local law, regulation, ordinance, or order, and (iv) any other pollutant, contaminant, chemical, or substance defined or regulated as of the Closing Date as hazardous or toxic by any applicable Environmental, Health, and Safety Requirements.

     "Indemnitor" has the meaning set forth in Section 8(d) below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" of a Person means actual knowledge of such Person after reasonable investigation, or, in the case of a corporation, of the officers of such corporation, after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Material Adverse Effect" means, with respect to a Person, an effect which
(i) has any adverse effect on such Person's results of operations or financial condition, or (ii) adversely affects such Person's ability to consummate the transactions contemplated by this Agreement.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "Purchase Price" has the meaning set forth in Section 2(b) below.

     "Real Property" means all real property and interests in real property directly or indirectly owned in fee or leased by Target or NDE that primarily relate to or are used primarily in connection with Target's business.

     "Release" includes any and all migration (which originates at any of the Real Property), releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping, of any Hazardous Substances or Hazardous Materials.

     "Reportable Event" has the meaning set forth in ERISA Section 4043.

     "Requisite Sellers" means all of the Sellers holding an interest in the Target Shares as set forth in Section 4(b) of the Disclosure Schedule.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanics', materialmens', and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Target" has the meaning set forth in the preface above.

     "Target Share" means any share of the common stock of the Target.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8(d) below.

     2. Purchase and Sale of Target Shares.

     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase, for the consideration specified below in this Section, the following: (i) from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or its Target Shares, and (ii) from NDE, and NDE agrees to sell to the Buyer, the assets listed in Section 2(a) of the Disclosure Schedule.

     (b) Purchase Price. The Buyer agrees to pay to the Sellers at the Closing Twenty-Seven Million Five Hundred Thousand and no/100 Dollars ($27,500,000) (the "Purchase Price") by delivery of cash payable by wire transfer or delivery of other immediately available funds. The portions of the Purchase Price that shall be allocated to NDE is $1,900,000 (the "NDE Price") and to the Target Shares is $25,600,000 (the "Target Price"). The Target Price shall be allocated among the Sellers in proportion to their respective holdings of Target Shares as set forth in Section 4(b) of the Disclosure Schedule. The Parties agree that (i) the Target will use its cash to pay all of its Financial Debt prior to Closing, and (ii) the Target will distribute all cash in excess of Five Hundred Thousand and no/100 Dollars ($500,000.00) after payment of all Financial Debt to Target's shareholders prior to Closing. The Purchase Price is based on the March 31, 1997 balance sheet prepared by Target, a copy of which is attached hereto as Exhibit B. The Target Purchase Price will be subject to adjustment, either upwards or downwards, on a dollar-for-dollar basis, based on the following steps and procedures:

           (i) The net book value of Target on March 31, 1997 has been determined to be $19,164,667.

           (ii) It shall be adjusted by applying cash to all Financial Debt. Financial Debt on March 31, 1997 was (1,120,611 + 782,259) = $1,902,870.
      This adjustment shall have no effect on net book value.

           (iii) After the application of cash to retire Financial Debt the cash balance would be(3,497,227 - 1,902,870) = $1,594,357. The net book value would then be reduced by all cash in excess of $500,000. This would reduce the net book value by $1,094,357 leaving an adjusted pro forma book value of (19,164,667 - 1,094,357) = $18,070,310.

           (iv) This revised book value of $18,070,310 will then be compared to the closing balance sheet net book value adjusted exactly as in steps
      (i), (ii) and (iii) above to determine whether it is more or less than $18,070,310. The Target Purchase Price of $25,600,000 shall be adjusted upward if the closing balance sheet net book value as adjusted shall exceed $18,070,310, and correspondingly reduced if it shall be less than $18,070,310.

     (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller's counsel in Detroit, Michigan, commencing at 10:00 a.m. local time on September 30, 1997, subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Requisite Sellers may mutually determine (the "Closing Date"). The Closing shall be effective as of the close of business on the Closing Date.

     (d) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his or its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and
(iv) the Buyer will deliver to the Paying Agent, on behalf of NDE and each of the Sellers, the consideration specified in Section 2(b) above.

     (e) Determination of Closing Balance Sheet Net Book Value.

     (i) Within thirty (30) days after the Closing Date, Sellers shall deliver to Buyer a balance sheet of the Target as of the Closing Date (the "Closing Date Balance Sheet"), which balance sheet shall be prepared in accordance with GAAP and accounting principles applied on a basis consistent with those historically employed by the Target, but after giving effect to the repayment of Financial Debt and the distribution of excess cash contemplated in Section 2(b) above. Buyer shall cause the Target to permit Sellers to use the employees of the Target, and to grant Sellers and its representatives reasonable access to the books and records of the Target, to enable Sellers to prepare the Closing Date Balance Sheet. The Closing Date Balance Sheet so presented by the Sellers shall reflect the closing balance sheet net book value and adjustment to the Purchase Price, as contemplated under Section 2(b)(iv) above.

     (ii) Within 45 days after Buyer's receipt of the Closing Date Balance Sheet, Buyer shall cause its independent public accountants, Ernst & Young LLP ("EY"), to audit the Closing Date Balance Sheet and to deliver to Sellers and Buyer an audit report thereon (the "Audit Report"); such audit shall be conducted in accordance with generally accepted auditing standards and the financial statements shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those historically employed by the Target and after giving effect to the repayment of Financial Debt and the distribution of excess cash as contemplated in Section 2(b) above. Sellers shall have 15 business days after receipt of the Audit Report to review such Audit Report. To facilitate such review, Buyer shall cause EY to provide access to its work papers and other information, and to provide reasonable cooperation, to Sellers and Seller's representatives.

     (iii) In the event Sellers do not provide written objection to Buyer pursuant to which they shall have disputed any portion of the Audit Report within 15 business days after their receipt thereof, or if Sellers shall have given Buyer written acceptance of the Audit Report prior to the expiration of such 15 business day period, then, in either of such event, the Purchase Price shall be adjusted in accordance with clause (v) below.

     (iv) In the event Sellers provide written objection to Buyer to the Audit Report within 15 business days of their receipt thereof, which objection shall specify in reasonable detail the nature of the dispute, (A) the Purchase Price shall be adjusted in accordance with clause (v) below to the extent of the undisputed amount shown to be owing pursuant to the Audit Report and (B) the Parties shall use their best efforts to attempt to resolve the disputed portion of the Audit Report. If any such dispute cannot be resolved within 15 business days after Buyer's receipt of Seller's written objection, the dispute shall be referred to an independent firm of certified public accounts (or, if Buyer and Sellers cannot agree on a firm to serve in such capacity, Buyer and Sellers shall each select a firm and such firms shall, together, select a third firm) (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the disputed information within sixty (60) days after such dispute is referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Sellers and Buyer. This provision for arbitration shall be specifically enforceable by the Parties, and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

     (v) Any adjustment to the Purchase Price determined pursuant to the foregoing, shall be paid by the appropriate Party within five (5) business days after Sellers' acceptance of the Audit Report or the resolution of any dispute with respect thereto (whether by the Parties or the Arbitrator), together with interest thereon from the Closing Date to the date of payment at the per annum rate equal to the rate announced by NBD Bank as its prime rate as of the close of business on the Closing Date. Such payment shall be made by bank wire transfer of immediately available funds to an account designated by Buyer or the Paying Agent, as the case may be, prior to the date of payment.

     3. Representations and Warranties Concerning the Transaction.

     (a) Representations and Warranties of the Sellers and NDE. Each of the Sellers and NDE represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or itself.

           (i) Organization of NDE. NDE is duly organized, validly existing, and in good standing under the laws of the State of Michigan.

           (ii) Authorization of Transaction. The Sellers and NDE have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, and NDE, enforceable in accordance with its terms and conditions. The Sellers and/or NDE need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as required under the Hart-Scott-Rodino Act.

           (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller or NDE is subject or any provision of its charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller or NDE is a party or by which he or it is bound or to which any of his or its assets is subject, except for any such event which would not reasonably be expected to result in a Material Adverse Effect.

           (iv) Brokers' Fees. Neither the Seller nor NDE has any Liability or obligate to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

           (v) Target Shares. Such Seller holds of record and owns beneficially the number of Target Shares set forth next to his or its name in Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target. The Persons indicated as "Stockholders" on the signature pages of this Agreement own all of the outstanding stock of the Target.

     (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers and to NDE that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3 (b)).

           (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Michigan. The Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

           (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as required under the Hart-Scott-Rodino Act.

           (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for any such event which would not reasonably be expected to result in a Material Adverse Effect.

           (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

           (v) Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Buyer acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Target Shares, and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder. The Buyer acknowledges that Seller has advised it that, in connection with this transaction, the Target Shares have not been registered under the Securities Act of 1933, as amended, or the securities act of any state.

     4. Representations and Warranties Concerning the Target. The Sellers represent and warrant to the Buyer that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing, Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     (a) Organization, Qualification, and Corporate Power. Each of the Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it, Section 4(a) of the Disclosure Schedule lists the directors and officers of each of the Target. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Target are correct and complete. None of the Target is in default under or in violation of any provision of its charter or bylaws.

     (b) Capitalization. The entire authorized capital stock of Kenco Michigan consists of 10,000 shares of common stock, of which 10,000 shares are issued and outstanding. The entire authorized capital stock of Kenco Kentucky consists of 10,000 shares of common stock, of which 10,000 shares are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target is subject or any provision of the charter or bylaws of any of the Target, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except for any such event which would not reasonably be expected to result in a Material Adverse Effect. None of the Target needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except as required under the Hart-Scott-Rodino Act.

     (d) Brokers' Fees. None of the Target has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Sellers will be solely responsible for any fees payable to their investment advisor, Donaldson, Lufkin & Jenrette Securities Corporation.

     (e) Title to Assets. The Target has good and marketable title to, or a valid leasehold interest in, the personal properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Title matters relating to the Real Property and the Target's leasehold interest therein shall be governed by
Section 4(l) of this Agreement.

     (f) Subsidiaries.  There are no Subsidiaries of the Target.

     (g) Financial Statements. Target has previously delivered to the Buyer the following financial statements (collectively the "Financial Statements"):
(i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996 (the "Most Recent Fiscal Year End") for the Target; and (ii) unaudited combined balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six months ended June 30, 1997 (the "Most Recent Fiscal Month End") for the Target. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the Target as of such dates and the results of operations of the Target for such periods, and are consistent with the books and records of the Target (which books and records are correct and complete in all material respects).

     (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of any of the Target. Without limiting the generality of the' foregoing, since that date:

           (i) none of the Target has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

           (ii) excluding purchase orders for raw materials, none of the Target has entered into any agreement, contract, lease for personal property, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

           (iii) no party (including any of the Target and its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000 to which any of the Target is a party or by which any of them is bound;

           (iv) none of the Target has imposed any Security Interest upon any of its assets, tangible or intangible;

           (v) none of the Target has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 in the aggregate or outside the Ordinary Course of Business (other than with regard to the Equipment and Novatec dryer to be installed in the Corunna, Michigan plant, with respect to which approximately $59,000 remains outstanding);

           (vi) none of the Target has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

           (vii) none of the Target has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $250,000 singly or $500,000 in the aggregate;

           (viii) none of the Target has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

           (ix) none of the Target has canceled, compromised, waived, or released any right or claim (or series of related rights and claims);

           (x) none of the Target has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

           (xi) there has been no change made or authorized in the charter or bylaws of any of the Target;

           (xii) none of the Target has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

           (xiii) none of the Target has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock other than (A) distributions to cover the Seller's Subchapter S corporation income tax liabilities with respect to the Target's operations, and (B) as contemplated in Section 2(b) above;

           (xiv) none of the Target has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property having a net book value in excess of $250,000;

           (xv) none of the Target has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

           (xvi) none of the Target has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

           (xvii) none of the Target has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business (other than increases consistent with past practice);

           (xviii) none of the Target has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

           (xix) none of the Target has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

           (xx) none of the Target has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

           (xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Target which would reasonably be expected to result in a Material Adverse Effect; and

           (xxii) none of the Target has committed to any of the foregoing.

     (i) Undisclosed Liabilities. None of the Target has any undisclosed Liability which is required to be reflected in the Financial Statements in accordance with GAAP, except for Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     (j) Legal Compliance. To the Knowledge of the Sellers, since January 1, 1995, (i) each of the Target has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced by any governmental agency and remains outstanding against any of them alleging any failure so to comply; provided that the foregoing shall not apply to those laws covered under Sections 4(k), (x) or (z) hereof.

     (k) Tax Matters. To the Knowledge of Sellers (except that the representations and warranties set forth in clause (vii) of this Section will not be so qualified), and except as set forth in Section 4(k) of the Disclosure
Schedule:

           (i) Each of the Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Target (whether or not shown on any Tax Return) have been paid, except where the failure to file such Tax Returns or to pay such Taxes would not reasonably be expected to result in a Material Adverse Effect. None of the Target currently is the beneficiary of any extension of time within which to file any Tax Return. No material claim has ever been made by an authority in a jurisdiction where any of the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

           (ii) Each of the Target has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

           (iii) There is no pending dispute or claim concerning any Tax Liability of any of the Target either (A) claimed or raised by any authority in writing, or (B) as to which any of the Sellers has Knowledge based upon personal contact with any agent of such authority.

      Section 4(k)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Target for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target from and after 1994.

           (iv) None of the Target has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           (v) None of the Target has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Target has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 280G. No withholding is required under Code Section 1445(a). None of the Target is a party to any Tax allocation or sharing agreement. None of the Target (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target), or (B) has any Liability for the Taxes of any Person (other than any of the Target) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

           (vi) [RESERVED]

           (vii) The Target has been a validly electing S corporation within the meaning of Code Section 1361 at all times since January 1, 1987 and Target will be an S corporation up to and including the Closing Date.

     (l) Real Property.

           (i) Section 4(l)(i) of the Disclosure Schedule lists and describes briefly all Real Property utilized by the Target and/or owned or leased or subleased from KVYN Realty Limited Partnership, an affiliate of certain of the Sellers ("KVYN"). Except for Target's corporate offices located on premises leased by Narens Associates, Inc., no other Real Property utilized by the Target is owned or leased by any of the Sellers or affiliates of any of the Sellers. With respect to each such parcel of owned Real Property:

                 (A) the Sellers have delivered to the Buyer a complete copy of the title policy or other title work with regard to such Real Property in the possession of KVYN or any of the Sellers (the "Title Work");

                 (B) KVYN is the owner of such Real Property and is not aware of any material encumbrance or other title defect to such Real Property other than as disclosed on the applicable Title Work;

                 (C) to the Knowledge of the Sellers, the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                 (D) to the Knowledge of the Sellers, all facilities have
            received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and are being operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

                 (E) there are no leases, subleases or licenses, written or to the Knowledge of the Sellers, oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Real Property, other than leases in favor of the Target and easements, user rights or other interests shown on the applicable Title Work;

                 (F) there are no outstanding options or rights of first
            refusal to purchase the parcel of Real Property, or any portion thereof or interest therein;

                 (G) there are no parties (other than the Target) in possession of the parcel of Real Property, other than tenants under any leases disclosed in Section 4(l)(i) of the Disclosure Schedule who are in possession of space to which they are entitled; and

                 (H) all facilities located on the parcel of Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer or septic tank/sewer, and storm sewer, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of Real Property.

           (ii) Section 4(l)(ii) of the Disclosure Schedule lists all agreements pursuant to which any of the Real Property is leased or subleased to any of NDE or the Target. All of such agreements will be terminated as of the Closing Date and replaced by those leases and sublease to be executed pursuant to Section Section 7(a)(xv) and 7(b)(ix).

(m) Intellectual Property.

           (i) Each of the Target own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Target as presently conducted. Each item of Intellectual Property owned or used by any of the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder.

           (ii) To the Knowledge of the Sellers, none of the Target has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Target has ever received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target.

           (iii) No patent or trademark registration has been issued to any of the Target with respect to any of its Intellectual Property, nor is there any pending patent application or application for trademark registration made by any of the Target with respect to any of its Intellectual Property or license, agreement, or other permission which any of the Target has granted to any third party with respect to any of its Intellectual Property. Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of the Target in connection with any of its businesses.

           (iv) Other than commercial off-the-shelf software, Target does not use any item of Intellectual Property that any third party owns pursuant to license, sublicense, agreement, or permission.

           (v) To the Knowledge of any of the Sellers, none of the Target will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

     (n) Tangible Assets. Each of the Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear).

     (o) Inventory. The inventory of the Target consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and no material portion of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

     (p) Contracts. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Target is a party and which is currently in effect:

           (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

           (ii) any agreement (or group of related agreements) for the purchase of raw materials, commodities, supplies, products, or other personal property, the performance of which will extend over a period of more than one year;

           (iii) any agreement concerning a partnership or joint venture;

           (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

           (v) any agreement concerning confidentiality or noncompetition;

           (vi) any agreement with any of the Sellers and their Affiliates (other than the Target);

           (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

           (viii) any collective bargaining agreement;

           (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

           (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

           (xi) any agreement under which the consequences of a default or termination could reasonably be expected to result in a Material Adverse Effect; or

           (xii) any other agreement (or group of related agreements).

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Sellers, (x) no party is in breach or default in any material respect, and (y) no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated in writing any provision of the agreement.

     (q) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on their books and records, are valid receivables and, to the Knowledge of the Sellers, subject to no setoffs or counterclaims, and are current and collectible in the ordinary course of business.

     (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Target.

     (s) Insurance. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Target is currently a named insured or otherwise the beneficiary of coverage:

           (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

           (ii) the policy number and the period of coverage;

           (iii) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

           (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Sellers, (x) neither any of the Target nor any other party to the policy is in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices), and (y) no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated in writing any provision thereof. Each of the Target has been covered since January 1, 1995 by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Target.

     (t) Litigation. Section 4(t) of the Disclosure Schedule sets forth each instance in which any of the Target (i) is subject to any outstanding injunction, judgment, order, decree or ruling of any court or administrative agency, or (ii) is a party or, to the Knowledge of any of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule would reasonably be expected to result in a Material Adverse Effect.

     (u) Product Warranty. Each product manufactured, sold, leased, or delivered by any of the Target has been manufactured by Target in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the knowledge of the Sellers, none of the Target has any material Liability for replacement or repair thereof or other damages in connection therewith, other than in accordance with Target's standard terms and conditions and subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target. No product manufactured, sold, leased, or delivered by any of the Target is subject to any guaranty, warranty, or other indemnity from Target beyond the applicable standard terms and conditions of sale or lease. Section 4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Target (containing applicable guaranty, warranty, and indemnity provisions).

     (v) Product Liability. To the Knowledge of the Sellers, none of the Target has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Target.

     (w) Employees. To the Knowledge of any of the Sellers, no executive, key employee, or group of employees has any plans to terminate employment with any of the Target. None of the Target is a party to or bound by any collective bargaining agreement, nor since January 1, 1995 has any of them experienced any strikes, open union grievances, open claims of unfair labor practices, or other collective bargaining disputes. None of the Sellers of the Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target.

     (x) Employee Benefits.

           (i) Section 4(x) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target maintains or to which any of the Target contributes.

                 (A) To the Knowledge of Sellers, each such Employee Benefit
            Plan (and each related trust, insurance contract, or fund) complies in all material respects in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                 (B) All required reports and descriptions (including Form 5500
            Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of
            Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                 (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. All non-qualified Employee Benefit Plans have been funded as described in Section 4(x) of the Disclosure Schedule.

                 (D) Each such Employee Benefit Plan which is an Employee
            Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last five years, a favorable determination letter from the Internal Revenue Service.

                 (E) The Sellers have delivered to the Buyer correct and
            complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

           (ii) There is no Employee Pension Benefit Plan (including any Multiemployer Plan) that any of the Target or the Controlled Group of Corporations which includes the Target maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute, which is or was subject to Title IV of ERISA.

           (iii) There have been no Prohibited Transactions with respect to any Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Sellers, threatened.

           (iv) None of the Target maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

     (y) Guaranties. None of the Target is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

     (z) Environmental, Health, and Safety Matters. To the Knowledge of Sellers, except as disclosed in the Disclosure Schedule or the Phase I Environmental Site Assessments (draft 9/19/97 or 9/24/97) prepared for Buyer by IT Corporation with respect to the Target's facilities:

           (i) Each of the Target is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

           (ii) Without limiting the generality of the foregoing, each of the Target has obtained and is in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business where the failure to so obtain such license, permit or authorization would reasonably be expected to result in a Material Adverse Effect; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

           (iii) The Target has received no written notice, report or other information regarding any actual or alleged violation by Target of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Target or its facilities arising under Environmental, Health, and Safety Requirements, where such actual or alleged violation or actual or potential liability would reasonably be expected to result in a Material Adverse Effect.

           (iv) None of the following exists at any property or facility owned or operated by the Target: (1) underground storage tanks, (2) friable asbestos-containing material, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or waste disposal areas regulated under Environmental, Health and Safety Requirements.

           (v) Since January 1, 1995, none of the Target has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given rise to liabilities which would reasonably be expected to result in a Material Adverse Effect, including any such liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements. For the purpose of this clause (v), the term "Knowledge" shall also include any activity in which any of Sellers participated.

           (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations imposed on the Target, which would reasonably be expected to result in a Material Adverse Effect, for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

           (vii) Since January 1, 1995, none of the Target has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements which would reasonably be expected to result in a Material Adverse Effect. For the purpose of this clause (vii), the term "Knowledge" shall also include any activity in which any of Sellers participated.

           (viii) Excluding the impact of any future change in the operations of the Target, no facts, events or conditions relating to the past or present facilities, properties or operations of the Target or any of their respective predecessors or Affiliates would reasonably be expected to prevent, hinder or limit continued compliance by the Target with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

     (aa) Certain Business Relationships with the Target. None of the Sellers and their Affiliates has been involved in any business arrangement or relationship with any of the Target within the past 12 months, and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Target.

     (bb) Disclosure.  The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading in any material respect.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing or termination of this Agreement:

     (a) General. Each of the Parties will use his or its best efforts, reasonable under the circumstances, to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

     (b) Notices and Consents. The Sellers will cause each of the Target to give any notices to third parties, and will cause each of the Target to use its best efforts, reasonable under the circumstances, to obtain any third party consents, that the Buyer may reasonably request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and the Sellers will cause each of the Target to) give any notices to, make any filings with, and use its best efforts, reasonable under the circumstances, to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii),
Section 3(b)(ii), and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file (and the Sellers will cause each of the Target to file) any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his or its best efforts, reasonable under the circumstances, to obtain (and the Sellers will cause each of the Target to use its best efforts, reasonable under the circumstances, to obtain) an early termination of the applicable waiting period, and will make (and the Sellers will cause each of the Target to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

     (c) Operation of Business. The Sellers will not cause or permit any of the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit any of the Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock except as otherwise contemplated under this Agreement, or
(ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

     (d) Preservation of Business. The Sellers will cause each of the Target to use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (e) Full Access. Each of the Sellers will permit, and the Sellers will cause each of the Target to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Target.

     (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided that if the other Party shall consummate the transaction contemplated under this Agreement notwithstanding any disclosure by the disclosing Party or Parties under this Section 5(f), upon such consummation the other Party shall be deemed to have waived any right, remedy or other claim it may otherwise have had on account of any matter so disclosed under this
Section 5(f).

     (g) Exclusivity. None of the Sellers will (and the Sellers will not cause or permit any of the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Target (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing any further action is necessary or reasonably desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

     (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Target to the Buyer or its representative from and after the Closing.

     (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its best efforts, reasonable under the circumstances, to obtain, at the request and at the sole expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (e) Sellers' Access to Information After the Closing.  After the Closing,
(i) the Buyer shall cause the Target, and shall use its reasonable efforts to cause its and the Target's counsel and independent public accountants, to afford to Sellers and their employees, agents and representatives, including counsel and independent public accountants, reasonable access, during normal business hours and upon reasonable advance notice regarding the proposed visit and describing the items to be seen, to the premises of the Target and to all books, records, files, documents or other assets related to the operation of the Target on or prior to the Closing Date in the Buyer's or the Target's possession or under the Buyer's or the Target's control as may be reasonably requested by Sellers in connection with preparing Tax Returns or the investigation or defense of claims, and (ii) Sellers shall have the right to copy, at Sellers' sole expense, such books, records, files and documents related to the Target or the Business as may be reasonably useful to Sellers.

     7. Conditions to Obligation to Close.

     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

           (i) the representations and warranties set forth in Section 3(a) and
      Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

           (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

           (iii) the Target shall have procured all of the third party consents specified in Section 5(b) above, and Buyer shall have procured all of the title insurance commitments, policies, and riders required by Buyer regarding the Real Property, all of which shall be satisfactory to Buyer in Buyer's sole discretion;

           (iv) no action, suit, or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or (D) affect adversely the right of any of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

           (v) Target shall not have issued any additional stock of any class or series, or have issued or outstanding any options or warrants of any stock or class or series, and shall not have declared any dividend in cash or property with respect to Target's stock, other than distributions of cash as contemplated in Section 2(b) hereof;

           (vi) the businesses of Target and NDE shall have been conducted in the ordinary course, and there shall have been no material adverse change in the business, operations, assets or financial condition of Target or NDE from March 31, 1997 to the Closing; Target, NDE or the Sellers shall promptly notify Buyer as soon as any of them learns of any such changes;

           (vii) the Target shall have discharged all Financial Debt;

           (viii) the aggregate cash on hand of the Target as of the Closing Date shall be equal to or greater than Five Hundred Thousand and no/100 Dollars ($500,000);

           (ix) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(viii) is satisfied in all respects;

           (x) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and the Target shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

           (xi) the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer, and dated as of the Closing Date;

           (xii) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

           (xiii) [RESERVED]

           (xiv) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and its counsel;

           (xv) Buyer and KVYN shall have executed and delivered leases with regard to each of the parcels of Real Property owned by KVYN, in the form of the attached Exhibits G-1, G-2, G-3, G-4 and G-5, and a sublease with regard to the parcel of Real Property located at 518 Industrial Drive, Owensboro, Kentucky (the "Marks Facility"), in the form of the attached Exhibit G-6. In connection with the sublease of the Marks Facility, KVYN shall have obtained and delivered to Buyer the consent of Marks Co., Inc., the owners of the Marks Facility, to the assignment of the existing lease with regard to the Marks Facility from the Target to KVYN. In the event such consent cannot be obtained, Buyer shall have the right to waive the requirement for such consent or to vacate the Marks Facility; and

           (xvi) Buyer and Target each shall have entered into Sales Representation Agreements with Narens Associates, Inc. in the form attached as Exhibit C-1 and Exhibit C-2, respectively.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

           (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

           (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

           (iii) no action, suit, or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

           (iv) [RESERVED]

           (v) contemporaneously with the Closing, Target or Buyer shall have hired James Narens for a period of twelve (12) months following the Closing, pursuant to an Agreement in the form attached as Exhibit H, which agreement shall provide for a severance payment equal to his base salary for the remainder of such twelve (12) month period if his employment is terminated by Buyer or Target prior to expiration of such term;

           (vi) contemporaneously with the Closing, Buyer or Target shall have hired those individuals identified on attached Exhibit D for a period of six (6) months following the Closing, pursuant to an agreement substantially in the form attached as Exhibit I, which Agreement shall provide for a severance payment equal to the individual's base salary through the end of the twelfth month following the Closing if any such individual's employment is terminated by Buyer or Target prior to expiration of such six (6) month term;

           (vii) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(vi) is satisfied in all respects;

           (viii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and the Target shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

           (ix) Buyer and KVYN shall have executed and delivered leases with regard to each of the parcels of Real Property owned by KVYN, in the form of the attached Exhibits G-1, G-2, G-3, G-4 and G-5, and a sublease with regard to the parcel of Real Property located at 518 Industrial Drive, Owensboro, Kentucky (the "Marks Facility"), in the form of the attached Exhibit G-6.

           (x) Buyer and Target each shall have entered into Sales Representation Agreements with Narens Associates, Inc. in the form attached as Exhibit C-1 and Exhibit C-2, respectively;

           (xi) the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Sellers, and dated as of the Closing Date; and

           (xii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Requisite Sellers and their counsel.

The Requisite Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

     8. Indemnification,

     (a) Indemnification by Sellers. Subject to Section 11(a) below, Sellers hereby agree to indemnify and hold harmless Buyer and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives, both individually and in their corporate capacities, from and against any and all Adverse Consequences asserted against, suffered or incurred by Buyer and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives as a result of or in connection with (i) any and all obligations of NDE existing prior to Closing but not assumed by Buyer, or (ii) any material misrepresentation, breach of warranty and/or nonfulfillment of any agreement or covenant on the part of Sellers under this Agreement or resulting from any material misrepresentation in any certificate, schedule, list or other instrument furnished by Sellers to Buyer pursuant to this Agreement. Buyer hereby acknowledges that none of the Sellers shall have any responsibility or obligation with respect to the Target's outstanding indebtedness arising in connection with the Target's purchase of the Equipment or the Novatec dryer to be installed in the Corunna, Michigan plant.

     (b) Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Sellers, NDE, their affiliates and their respective officers, directors, employees, stockholders, agents and representatives, both individually and in their corporate capacities, from and against any and all Adverse Consequences asserted against, suffered or incurred by Sellers, NDE, their affiliates and their respective officers, directors, employees, stockholders, agents and representatives as a result of or in connection with (i) any obligations of NDE assumed by Buyer, (ii) any material misrepresentation, breach of warranty, and/or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or resulting from any material misrepresentation in any certificate, schedule, list or other instrument to be furnished by Buyer to Sellers pursuant to this Agreement,
(iii) Buyer's entry on the Real Property prior to the Closing Date and the performance by Buyer of any environmental investigation at the Real Property, or (iv) the ownership of the Target and the NDE assets acquired by Buyer hereunder from and after the Closing. If Buyer disturbs the Real Property in any manner in performing any environmental investigation, Buyer shall thereafter immediately restore the Real Property to a condition as good as or better than the condition than existed before the disturbance.

     (c) Environmental Indemnification.

           (i) The provisions of Clauses (ii)-(vi) of this Section 8(c) shall apply to all Environmental Liabilities other than those related to the Oil Conditions, which are defined in and shall be governed by Clause
      (vii) of Section 8(c).

           (ii) Except as otherwise provided herein, Sellers agree to indemnify and hold harmless Buyer and its affiliates and their respective officers, directors, employees, stockholders, agents, and representatives, both individually and in their corporate capacities, from and against any and all Environmental Liabilities arising out of or relating to (A) any Hazardous Substances released by Sellers, Target, NDE, or any affiliate of Sellers, Target or NDE or any predecessor in title or occupancy and existing on the Real Property as of or prior to the Closing Date, and (B) Hazardous Substances generated by Sellers, Target, or NDE or any affiliate of Sellers, Target or NDE at the Real Property but disposed of outside the Real Property prior to the Closing Date.

           (iii) Sellers shall have no duty to indemnify any Person from or against any Environmental Liability arising out of or relating to any act or omission by any person other than Sellers after the Closing Date or to any Hazardous Substance that is first present on the Real Property after the Closing Date. Without limiting the previous sentence, and by way of illustration only, Seller shall have no duty to indemnify any person from or against any Environmental Liability arising out of or relating to any Hazardous Substance discovered on the Real Property after the Closing Date as a result of the performance of any environmental testing or other investigation by or on behalf of Buyer unless Buyer was required to perform such testing or other investigation under the Environmental, Health and Safety Requirements.

           (iv) Sellers shall thereafter have no duty to indemnify any Person from or against any Environmental Liability as to which Buyer has not provided written notice within six (6) years after the Closing Date.

           (v) For any Environmental Liability for which a Person is entitled to indemnification under this Section 8(c) and which entails the payment of costs to perform any investigation, remediation, or other measure regarding any Hazardous Substance, Seller shall indemnify Buyer for only those costs that are reasonable and necessary to incur in order to meet the Applicable Cleanup Standard. The "Applicable Cleanup Standard" is the least stringent standard for cleaning up or remediating Hazardous Substances that applies to the Real Property under the Environmental, Health and Safety Requirements and that is consistent with unrestricted industrial use of the Real Property for Buyer's industrial use. At the request of Sellers Buyer shall cooperate with Sellers in implementing restrictions on the use of the groundwater under the Real Property, for the purpose of reducing the cost of remediating the Real Property, provided such restrictions do not interfere with Buyer's activities on the Real Property. Sellers shall have no duty to indemnify any Person for any cost incurred solely to achieve compliance with any cleanup standard more stringent that the Applicable Cleanup Standard, including, without limitation, any standard applicable to property used for residential purposes. If Seller has a duty to indemnify any Person for the cost of performing any remediation, investigation or other measure regarding any Hazardous

      Substance, Seller may, at its option, perform such measures itself or reimburse Buyer for the cost of performing such measures; provided that Sellers shall have no such duty unless Target or Buyer shall have a legal duty under Environmental, Health and Safety Requirements to perform such investigation or remediation. Within 60 days after Sellers receive a claim for indemnification under this Section 8(c), Sellers shall notify Buyer of whether Sellers agree to indemnify Buyer and, if Sellers agree to do so, and the claim entails the performance of any investigation, remediation or other measures regarding Hazardous Substances, whether Sellers elect to perform such measures themselves or to reimburse Buyer for the costs of performing such measures. Notwithstanding the previous sentence, if delaying the performance of any investigation, remediation, or other measures during the aforementioned 60-day notice period would cause Buyer to be in violation of any Environmental, Health, and Safety Requirements, or would unreasonably interfere with Buyer's operations (including in the event that Hazardous Substances are discovered during construction activities) then Buyer may perform such measures itself before receiving notification of Sellers' election, without prejudicing or limiting any right that Buyer may have to indemnification for the cost of performing such measures. If Sellers choose to perform such measures themselves, Sellers shall diligently proceed to perform such measures after making such election and shall use its best efforts to engage a contractor in 14 days, and Buyer shall provide Sellers with all necessary access to the Real Property and shall otherwise cooperate with Buyer in the performance of such measures. If Seller chooses to reimburse Buyer for the costs for which Buyer is entitled to indemnification, then Buyer shall make available to Seller upon request all documents and information related to the performance of such measures. For any Environmental Liability for which Buyer is entitled to indemnification under this
      Section 8(c), if Sellers elect to reimburse Buyer for costs incurred by Buyer rather than to perform investigation, remediation, or other measures themselves, Sellers shall reimburse Buyer for such costs within 30 days after Sellers received invoices reasonably documenting the costs incurred by Buyer and such other documentation as Sellers are entitled to receive under this Section 8(c). If Sellers request such documents and information, and Buyer reasonably determines that it is necessary for Buyer and Sellers to enter into an agreement requiring Sellers to maintain such information in confidence, Sellers shall enter into such an agreement.

      Any such agreement shall contain exceptions to its confidentiality requirements permitting the legally required disclosure of documents or information, the disclosure of documents or information to enforce Sellers' rights hereunder, and such other exceptions as may be reasonably necessary.

           (vi) In any dispute that may arise as to whether any Hazardous Substance was present at the Real Property as of or before the Closing Date, there shall be rebuttable presumptions that (A) any Hazardous Substance discovered on the Real Property during the three years immediately after the Closing Date was present at the Real Property as of or prior to the Closing Date, and (B) any Hazardous Substance discovered on the Real Property more than three years after the Closing Date was not present at the Real Property as of or prior to the Closing Date. If any person asserts any claim for indemnification under this Section 8(c), Buyer shall provide Sellers, upon Sellers' request, with any reports, studies, correspondence, or other documents or information in Buyer's possession or control that address or are related to Buyer's waste handling practices, any releases of Hazardous Substances that occurred at the Property after the Closing Date, or any other fact or matter relevant to determining whether a Hazardous Substance was first present at the Property after the Closing Date, Sellers must request any such documents and information within 10 days after receiving an indemnification claim. Buyers shall provide such documents and information to Sellers within 10 days after Sellers request them, provided, however, that if it is not reasonably possible for Sellers to provide documents and information within 10 days, then the 60-day period for notice of Seller's election referenced in Clause (v) of Section 8(c) shall be extended by the same number of days that Buyer extends the 10-day period for providing documents and information. If Sellers request such documents and information, and Buyer reasonably determines that it is necessary for Buyer and Sellers to enter into an agreement requiring Sellers to maintain such information in confidence, Sellers shall enter into such an agreement. Any such agreement shall contain exceptions to its confidentiality requirements permitting the legally required disclosure of documents or information, the disclosure of documents or information in connection with enforcement of Sellers' rights hereunder, and such other exceptions as may be reasonably necessary.

           (vii) Oil Conditions. Sellers shall indemnify Buyer for the reasonable and necessary costs of investigating and, if necessary to satisfy any applicable cleanup standard, remediating the Oil Conditions to the reasonable satisfaction of IT Corporation, which shall perform such investigation and remediation. The "Oil Conditions" are the following conditions as they existed as of the Closing Date: (i) the following conditions at the Owosso Main Plant, 1650 E. South Street, Owosso, Michigan ("Owosso Main Plant") -- used oil stains on that portion of a concrete pad used to store approximately eight used oil drums, on the south side of the building at the Owosso Main Plant, and any migration of such used oil through cracks and seams in or along the concrete pad, as described in the "Draft Phase I Environmental Site Assessment of Kenco Plastics, Inc. Owosso Main Plant, 1650 E. South Street, Owosso Michigan," prepared by IT, dated September 19, 1997, at page 7, final six lines; and (ii) the following conditions at Kentucky Plant 2, 838 Industrial Drive, Owensboro, Kentucky ("Kentucky Plant 2") -- (A) of oil staining of soil and any seepage of such oil along the south side of the 50,000 square foot main building at the location where buckets of used oil are stored after emptying, near the loading/unloading area, as described in the "Draft Phase I Environmental Site Assessment of Kenco Plastics, Inc. -- Kentucky Plant 2, 838 Industrial Drive, Owensboro Kentucky" (the "Kentucky Plant 2 Report"), prepared by IT, dated September 24, 1997, at page 7, third full paragraph, and (B) oil staining in and around the secondary containment area for the used oil above ground storage tank, and seepage of such oil through the bottom of the concrete containment in between the concrete blocks and the abutting concrete slab, as described in the Kentucky Plant 2 Report, at page 7, fourth full paragraph. Sellers shall also indemnify Buyer for the cost of repairing any concrete or other improvements damaged during the investigation or remediation of the Oil Conditions, and for repairing any cracks or seams in the concrete in the area where the Oil Conditions are present. Buyer shall not authorize IT to commence any activity regarding the Oil Conditions until Buyer has provided a work plan to Sellers for the performance of the activity and afforded Sellers a reasonable opportunity to comment on the work plan. Buyer shall also provide Sellers, upon request, with any study, report, correspondence, or other document related to the investigation and remediation of the Oil Conditions. Buyer shall reimburse Sellers for the investigation and remediation of the Oil Conditions within 30 days after Sellers received invoices for such expenses and such other documents related to the Oil Conditions as Sellers are entitled to receive hereunder.

     (d) Indemnification Procedures. The procedure for indemnification shall be as follows:

           (i) The party claiming indemnification ("Claimant") shall, within thirty (30) days after its discovery of any claim for which indemnification will be sought as provided in this Agreement (the "Claim"), give notice to the party from whom indemnification is sought ("Indemnitor") of its Claim, specifying in reasonable detail the factual basis for the Claim and, to the extent known, the amount of the Claim. Notwithstanding the foregoing, the failure by Claimant to provide notice of any Claim within the period specified, or any delay in providing such notice, shall not affect or impair the obligations of Indemnitor hereunder, except and only to the extent that Indemnitor has been adversely affected by such failure or delay.

           (ii) With respect to Claims between the parties, following receipt of notice from Claimant of a Claim, Indemnitor shall have sixty (60) days to make any investigation of the Claim that Indemnitor deems necessary or desirable. For purposes of this investigation, Claimant agrees to make available to Indemnitor and its authorized representatives the information relied upon by Claimant to substantiate the Claim. If Claimant and Indemnitor cannot agree as to the validity and amount of the Claim within the sixty (60) day period (or any mutually agreed upon extension thereof), Claimant may seek appropriate legal remedy.

           (iii) With respect to any Claim by a third party as to which Claimant is entitled to indemnification hereunder ("Third Party Claim"), Indemnitor shall have the right, exercisable by written notice to Claimant within forty-five (45) days after receipt of written notice from Claimant of the commencement or assertion of any such Claim, at its own expense to participate in or assume control of the defense of the Claim, and Claimant shall cooperate fully with Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by Claimant as the result of a request by the Indemnitor. If Indemnitor does not elect to assume control or otherwise participate in the defense of any Third Party Claim within forty-five (45) days of its receipt of notice of the Claim (or any extended period mutually agreed upon by the parties), Claimant shall (upon further written notice to Indemnitor) have the right to undertake the defense, compromise or settlement of the Claim for the account of Indemnitor. In no event shall Indemnitor be liable or otherwise have any obligation with respect to any settlement, compromise or determination of any claim agreed to by Claimant without the prior written consent of Indemnitor (which shall not be withheld unreasonably).

           (iv) The parties shall cooperate in defending any Third Party Claim, and the defending party shall be given reasonable access to the books, records and personnel which are pertinent to the defense and which are in control of the other party. The parties agree to furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by the other party in connection with defending any Third Party Claim.

     (e) Disclosure of Knowledge of Incorrect Representations. In order to fully preserve indemnification rights under this Section 8, each party shall, prior to Closing, disclose to the parties any knowledge by its officers, employees, or agents that any representation or warranty of such other party under this Agreement was, in any material respect, either incorrect when made or has become incorrect on or prior to Closing in the course of subsequent events. Such disclosure shall be made prior to the execution hereof with respect to any representation and warranty of the other party that is known to be incorrect in any material respect as of the date hereof The failure of a party to make any such disclosure to the other party shall be a waiver of any indemnification right of such party under this Section 8 based upon such incorrect representation or warranty by the other party.

     (f) Survival of Representations and Warranties. The representations and warranties in this Agreement, any other agreement executed in connection herewith or on any instrument delivered pursuant to this Agreement, shall survive for a period of two (2) years from the Closing Date; provided, however, that (i) the representations and warranties under Section 4(z) shall survive for a period of six (6) years from the Closing Date, and (ii) the representations and warranties under Section 4(k)(vii) shall survive the Closing Date with no expiration date. This Section 8 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing. Notwithstanding the foregoing, the rights and obligations with respect to indemnification shall continue with respect to any matter for which indemnification had been properly sought pursuant to the terms and conditions of this Agreement prior to the expiration of such survival period.

     (g) Exclusion of Other Representations. Each Party acknowledges that it has sufficient knowledge and expertise in business and financial matters to evaluate the merits and risks associated with the transactions contemplated by this Agreement. Each Party has made its decision to enter into this Agreement and to consummate the transactions provided for herein without relying upon any express or implied representations, warranties, commitments or undertakings of any other Party, or such other Party's directors, officers, employees, agents, representatives or affiliates, except as expressly set forth in this Agreement and in the other documents to be delivered hereunder.

     (h) Limitation and Conditions Applicable to Buyer. The right of Buyer or any other Person to obtain indemnification from Sellers pursuant to this Agreement is subject to the following limitations:

           (i) Neither Buyer nor any other Person shall be entitled to indemnification pursuant to Section 8(a) or Section 8(b) until the Adverse Consequences for which Sellers are liable under such subsections exceeds $350,000 in the aggregate, whereupon Buyer and such other Persons shall be entitled to indemnification by Sellers for such Adverse Consequences only to the extent in excess of that amount. There is no minimum amount of Adverse Consequences required for indemnification by Sellers pursuant to Section 8(c) hereof.

           (ii) Neither Buyer nor any other Person shall be entitled to indemnification pursuant to this Section 8 for that amount of the aggregate Adverse Consequences for which Sellers are liable under this Section which is in excess of $17,500,000.

           (iii) Sellers shall not be liable for Adverse Consequences to the extent that the Adverse Consequences arise from a change in the accounting or Tax policies or practices of Buyer, the Target or any affiliate of Buyer after the Closing Date.

     (i) Limitations Applicable to all Parties. No Party shall have any liability to another Party under this Section 8 for Adverse Consequences to the extent that:

           (i) such Claim relates to a liability or matter with respect to which Claimant has made recovery from a person or entity other than Indemnitor (to the extent of such recovery);

           (ii) Claimant had actual knowledge of the breach of the representation, warranty or obligation giving rise to the Claim, or otherwise had actual knowledge of the basis for the Claim, prior to the consummation of the Closing; or

           (iii) the Adverse Consequences would not have arisen but for a voluntary act or omission after the Closing Date by Claimant or at the request of Claimant; provided that such voluntary act or omission was not required (A) in connection with the securing of any approval necessary for the performance by such Claimant of its obligations under this Agreement, or (B) in order to comply with any applicable law, regulation, injunction, judgment, order, ruling or decree.

     (j) Remedies Exclusive. The remedies provided in this Section 8 shall be exclusive as to any Claims by a Party under this Agreement or any other document or agreement to be delivered hereunder or arising out of the transactions provided for herein and therein and shall preclude assertion by any Party of any other rights or the seeking of any other remedies against another Party; provided, however, that nothing in this Section 8 shall limit rights or remedies expressly provided for in this Agreement or any other document or agreement to be delivered hereunder or rights or remedies which, as a matter of applicable law or public policy, cannot be limited or waived.

     (k) Adjustment to Purchase Price. Sellers and Buyer shall treat any indemnity payment under this Agreement as an adjustment to the Purchase Price for Tax purposes, unless a final determination with respect to the indemnified party causes any such payment not to be treated as an adjustment to the Purchase Price for United States federal income Tax purposes.

     9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

     (a) Section 338(h)(10) Election. Target and each of the Sellers will join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Target hereunder. Sellers will pay any Tax, including any liability of Target for Tax resulting from the application to it of Treasury Regulation Section 1.338(h)(10)-1(f)(5), attributable to the making of the
Section 338(h)(10) Election and will indemnify the Buyer and Target against any Adverse Consequences arising out of any failure to pay such Tax.

     (b) Tax Periods Ending on or Before the Closing Date.

           (i) As required in connection with the Section 338(h)(10) Election, the current fiscal/tax year of the Target will be split into two separate tax years, one beginning January 1, 1997 and ending on the Closing Date and the other beginning on the day after the Closing Date and ending on the last day of Buyer's tax year ending immediately after the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date.
      Sellers shall permit Target to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall reimburse Buyer for Taxes of the Target with respect to such periods within fifteen (15) days after the Sellers' receipt of written notice from Buyer that Buyer or the Target has paid such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

           (ii) If the Section 338(h)(10) Election is not effective, Sellers, Buyer and the Target agree to the application of Section 1377(a)(2) of the Code so as to split the Target's tax year into two tax years, the first of which will end on the Closing Date.

     (c) Tax Periods Beginning Before and Ending After the Closing Date.
Except as otherwise provided in Section 9(b), Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target for taxable periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer within fifteen (15) days after the Sellers' receipt of written notice from Buyer that Buyer or the Target has paid Taxes with respect to such periods in an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Target.

     (d) Cooperation on Tax Matters.

           (i) Buyer, the Target and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's prior request) the provision, inspection or copying of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Target and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer, the Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

           (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

           (iii) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

     (e) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, the Target shall not be bound thereby or have any liability thereunder.

     (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer or the Target will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sellers Will join in the execution of any such Tax Returns and other documentation.

     (g) Allocation of Purchase Price. Buyer, the Target, NDE and Sellers agree that the Purchase Price, the liabilities of the Target and other relevant items (including, for example, adjustments to the Purchase Price) (collectively, "Total Purchase Price") will be allocated to the Target and NDE for all Tax purposes as shown on the Asset Allocation Schedule attached hereto as Exhibit 9(g); provided, however, that (i) the portion of the Total Purchase Price in excess of the tax basis of the Target and NDE in their assets as of the Closing Date (including any post-Closing adjustments) shall be allocated to goodwill, and (ii) the remaining portion of the Total Purchase Price shall be allocated among the other assets of the Target and NDE in an amount equal to the tax basis of the Target and NDE in such assets as of the Closing Date. Buyer, the Target, NDE and Sellers will file all Tax Returns (including amended returns and claims for refund) and tax information reports in a manner consistent with such allocation, and shall use their reasonable best efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.

     10. Termination,

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

           (i) the Buyer and the Requisite Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

           (ii) [RESERVED];

           (iii) the Buyer may terminate this Agreement by giving written notice to the Requisite Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Requisite Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before October 15, 1997, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

           (iv) the Requisite Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before October 15, 1997, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach attributable to its willful failure to fulfill a condition to the obligations of the other Party).

     11. Miscellaneous.

     (a) Nature of Certain Obligations.

           (i) The covenants of each of the Sellers in Section 2(a) above concerning the sale of his or its Target Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

           (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof. Notwithstanding the foregoing or anything else set forth in this Agreement, Buyer agrees that any claim for indemnification it may assert pursuant to Section 8 shall only be asserted against the following Sellers: Edward Narens, Norman Katz, Steven Victor and William Yolles; except, as contemplated in Section 11(a)(i), claims for indemnification under Section 8 arising out of a breach of any covenant set forth in Section 2(a) or of a breach of any representation and warranty set forth in Section 3(a) may be asserted against the breaching Seller.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Requisite Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Requisite Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) Counterparts and Facsimiles. This Agreement may be executed by facsimile and/or in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      IF TO THE SELLERS:

      Edward Narens
      c/o Narens Associates, Inc.
      31500 Northwestern Highway, Suite 180
      Farmington Hills, MI 48334
      (248) 855-4050

      COPY TO:                                  AND TO:
      Norman Beitner, Esq.                      Norman Katz, Esq.
      Honigman Miller Schwartz and Cohn, P.C.   Katz, Victor and Yolles, P.C.
      2290 First National Building              401 S. Woodward, Suite 333
      Detroit, MI 48226                         Birmingham, MI  48009
      (313) 256-7550                            (248) 433-0600

      IF TO NDE:

      Edward Narens
      c/o Narens Associates, Inc.
      31500 Northwestern Highway, Suite 180
      Farmington Hills, MI  48334
      (248) 855-4050

      COPY TO:
      Norman Beitner, Esq.
      Honigman Miller Schwartz and Cohn
      2290 First National Building
      Detroit, Michigan 48226
      (313) 256-7550

      IF TO THE BUYER:

      LDM Technologies, Inc.
      c/o Mr. Richard J. Nash, President
      2500 Executive Hills Drive
      Auburn Hills, Michigan  48326
      (248) 858-2800

      COPY TO:

      Michael B. Lewis, Esq.
      Dean & Fulkerson, P.C.
      801 West Big Beaver, Fifth Floor
      Troy, Michigan  48084
      (248) 362-1300


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other Jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Requisite Sellers and NDE. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (1) Expenses. Each of the Parties and the Target will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that none of the Target has borne or will bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.
If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (n) Incorporation of Exhibits, Annexes, and Schedules, The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) Paying Agent.

           (i) Each of the Sellers and NDE hereby appoints Edward Narens as its true and lawful agent and attorney-in-fact (the "Paying Agent"), with full power of substitution in its name, place and stead, to receive, hold and distribute any and all consideration payable hereunder, including the Purchase Price and any portion thereof, and to make, execute, sign and file such Closing documents and any other instrument as are contemplated hereby. In such capacity, the Paying Agent shall also have the full and sufficient right, power and authority to receive notice on behalf of the Sellers. Such power of attorney is coupled with an interest and shall continue in full force and effect until all funds received or to be received by the Sellers pursuant to this Agreement shall be appropriately distributed.

           (ii) The Paying Agent shall distribute to the Sellers any funds received pursuant to this Agreement within forty-five (45) days after its receipt of such funds, reserving only reasonable sums for future contingencies. The reserve funds shall be deposited in one or more interest bearing accounts. When the Paying Agent reasonably determines that the reserve accounts are no longer required and, in any event within thirty
      (30) months after the Closing, the unused portion of the reserved funds plus the interest earned thereon shall also be distributed to the Sellers.

           (iii) In the event of the death or incapacitation of Edward Narens, Judith Narens shall succeed as the "Paying Agent". In the event of the death or incapacitation of both Edward Narens and Judith Narens, Norman Katz shall succeed as the "Paying Agent".

           (iv) The Paying Agent may resign as such following the giving of sixty (60) days' prior written notice to the Buyer and each of the Sellers. In the event of such resignation, the duties of the Paying Agent shall terminate upon the later of (i) sixty (60) days after the date of such notice, or (ii) the appointment of a successor Paying Agent reasonably acceptable to the Sellers. If the Requisite Sellers are unable to agree upon a successor Paying Agent prior to the expiration of fifteen (15) days prior to the proposed date of such resignation, the then acting Paying Agent shall petition any court of competent jurisdiction for the appointment of a successor Paying Agent or other appropriate relief and any such resulting appointment shall be binding upon all of the Parties. Within thirty (30) days after the Paying Agent's resignation, the Paying Agent shall deliver to the Sellers and NDE a final report of the payments and distributions by the Paying Agent with respect to this Agreement and the reserve funds.

     (p) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event of any Party's failure or refusal to consummate the transactions contemplated in this Agreement other than for reasons specifically permitted by the terms hereof. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically those portions of this Agreement requiring consummation of the Closing, by any Party hereto, and the terms and provisions hereof requiring such Closing in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

     (q) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Detroit, Michigan, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.


                                     *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

                                    LDM TECHNOLOGIES, INC., a
                                    Michigan corporation, BUYER



                                    By:  /s/ Joe Balous
                                        ---------------------------
                                         Joe Balous, Chairman



                                    Date:  9/30/97
                                          -------------------------


                                    NARENS DESIGN & ENGINEERING CO.,
                                    a Michigan corporation, SELLER



                                    By:  /s/ Edward Narens
                                        ---------------------------

                                    Its:  President
                                         --------------------------

                                    Date:    9/30/97
                                           ------------------------

                                 STOCKHOLDERS:




/s/ Edward Narens                          /s/ Edward Narens as attorney
--------------------------------------     ---------------------------------
Edward Narens                              for Barbara Narens


Date:    9/30/97                           Date:   9/30/97
      ----------------------                     -------------------


/s/ James Narens                           /s/ Edward Narens as attorney for
--------------------------------------     ---------------------------------

James Narens                               William Narens


Date:    9/30/97                           Date:   9/30/97
      ----------------------                     -------------------


/s/ Judith Narens
--------------------------------------
Judith Narens, Trustee under the Trust

Agreement f/b/o Nanci Narens dated 3/31/94


Date:    9/30/97
      ----------------------

/s/ Norman Katz                           /s/ Norman Katz attorney in fact for
--------------------------------------     -----------------------------------
Norman Katz                                for Richard Katz


Date:    9/30/97                           Date:   9/30/97
      ----------------------                     -------------------

/s/ Norman Katz attorney in fact           /s/ Norman Katz attorney in fact
--------------------------------------     ------------------------------------
for Susan Amster                           for Stephen Katz


Date:    9/30/97                           Date:   9/30/97
      ----------------------                     -------------------


Norman Katz, attorney in fact
----------------------------------------
for Laura Adler, as Trustee of the Laura
Adler Trust U/T/A dated 1/19/94


Date:    9/30/97
      ----------------------


/s/ Steven Victor                          /s/ Norman Katz
--------------------------------------     ---------------------------------
Steven Victor                              Norman Katz


                                           /s/ William Yolles
                                           ---------------------------------
Date:    9/30/97                           William Yolles
      ----------------------


                                           Norman Katz and William Yolles,
                                           as Trustees under Trust Agreement
                                           dated 12/31/93 for the benefit of
                                           David R. Victor, and as Trustees
                                           under Trust Agreement dated 12/31/93
                                           for the benefit of Jacqueline Joy
                                           Victor, and as Trustees under Trust
                                           Agreement dated 12/31/93 for the
                                           benefit of Julie Pauline Victor

                                           Date:   9/30/97
                                                 -------------------

/s/ William Yolles                         /s/ William Yolles attorney in fact
--------------------------------------     -----------------------------------
William Yolles                             for Robert Yolles


Date:    9/30/97                           Date:   9/30/97
      ----------------------                     -------------------


/s/ William Yolles attorney in fact        /s/ Norman Katz
--------------------------------------     -----------------------------------
for Richard Yolles                         Norman Katz

Date:    9/30/97                           /s/ Steven Victor
      ----------------------               -----------------------------------
                                           Steven Victor

                                           Norman Katz and Steven Victor, as
                                           Trustees under Trust Agreement dated
                                           12/31/93 f/b/o Nancy Yolles Levine

                                            Date:  9/30/97
                                                 ----------------------